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                                                                    EXHIBIT 99.1


                                    For Further Information Contact:
                                    Stephen D. Allison,
                                    Chief Financial Officer
                                    (978) 670-4270 ext. 3129
                                    Marianne Baldrica,
FOR IMMEDIATE RELEASE               Demer IR Counsel, Inc.
                                    (925) 938-2678
                                    baldrica@demer-ir.com


                      PRI AUTOMATION ANNOUNCES ANTICIPATED
                      LOWER SECOND FISCAL QUARTER RESULTS

Billerica, MA - March 23, 1998 - PRI Automation, Inc. (NASDAQ:PRIA), a leading supplier of factory automation systems to the semiconductor industry, today announced it expects lower than anticipated financial results for the second fiscal quarter ending March 29, 1998. The company anticipates its revenue for the quarter, including revenue of its recently acquired subsidiary, Equipe Technologies, Inc., to be between $47 million and $49 million. Diluted net earnings per share are expected to be between $0.05 and $0.07, prior to a charge for costs related to the January 1998 acquisition of Equipe. The charge for acquisition costs is expected to be approximately $5.0M.

"The Asian financial crisis and DRAM over-capacity continue to impact the semiconductor industry as a whole. Despite our limited exposure to Asian semiconductor manufacturers, the overall situation has caused several shifts in deliveries this quarter," stated Mitch Tyson, President and Chief Operating Officer of PRI Automation.

"We remain optimistic with respect to our long term prospects due to our unique ability to provide complete solutions of seamless fab automation. We are continuing to invest in 300mm and 200mm product development and global infrastructure in order to strengthen our market position and prepare for the next market upturn and transition to 300mm wafer processing," said Tyson.

PRI noted that its expectations for second fiscal quarter results are preliminary, subject to the closing of its books and the completion of customary quarterly review procedures by company management and independent auditors. PRI plans to announce its final results on Thursday, April 23, 1998, after the close of market.

PRI Automation, Inc. is a leading supplier of advanced factory automation systems that enhance the competitiveness of semiconductor manufacturers. PRI is the only company to provide a tightly integrated and flexible hardware and software solution that optimizes the flow of wafers throughout the fab. For more information, visit PRI's Website at www.pria.com.
                                    -------------

Some statements made in this release are forward looking. Actual results could differ materially from these statements. Certain risk factors that affect future results are listed in PRI's latest Form 10-K and Form 10-Q filed with the Securities and Exchange Commission.